UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 14, 2018

DDR Corp.

(Exact name of registrant as specified in charter)

Ohio	1-11690	34-1723097
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 755-5500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On February 14, 2018, DDR Corp., an Ohio corporation (“DDR”), encumbered certain properties with a mortgage loan as described below in furtherance of its previously announced plan to spin off these properties in the summer of 2018 into a separate publicly-traded REIT named Retail Value Inc. (“RVI”). Specifically, on February 14, 2018 certain wholly-owned subsidiaries of DDR (collectively, the “Borrowers”) entered into a Loan Agreement (the “Loan Agreement”) with Column Financial, Inc. (an affiliate of Credit Suisse AG), JPMorgan Chase Bank, National Association and Wells Fargo Bank, National Association (collectively, the “Lenders”).

The Loan Agreement provides for a secured loan facility in the aggregate principal amount of $1,350,000,000 (the “Loan Facility”). The Borrowers’ obligations to pay the principal, interest and other amounts under the Loan Facility are evidenced by certain promissory notes executed by the Borrowers as of February 14, 2018 (collectively, the “Notes”). The Notes are secured by, among other things: (i) certain mortgages encumbering the Borrowers’ respective properties (a total of 38 properties) located in Arizona, Florida, Georgia, Indiana, Michigan, Minnesota, Mississippi, New Hampshire, New Jersey, North Carolina, Ohio, Oregon, Pennsylvania, South Carolina, Tennessee, Texas and Wisconsin and (ii) an equity pledge from the entity that owns 100% of the direct interests in the Borrowers that own the properties (a total of 12 properties) in Puerto Rico, a pledge in rents and other cash flows, insurance proceeds and condemnation awards in connection with the 12 properties in Puerto Rico, and a pledge of any reserves and accounts of any Borrower.

The Loan Facility will mature on February 9, 2021, subject to two one-year extensions at Borrowers’ option conditioned upon, among other items, satisfaction of certain Continental U.S. debt yield and Continental U.S. loan-to-value (based on appraisal values determined at the time of the initial closing) requirements. The initial weighted-average interest rate applicable to the Notes is equal to one-month LIBOR plus a spread of 3.30% per annum, provided that such spread is subject to (i) amendment upon the occurrence of certain events and (ii) an increase of 0.25% per annum in connection with any exercise of the first extension option and an additional increase of 0.25% per annum in connection with any exercise of the second extension option. Borrowers are required to maintain an interest rate cap with respect to the principal amount of the Notes having (i) during the initial term of the Loan Facility, a LIBOR strike rate equal to 3.0% and (ii) with respect to any extension period, a LIBOR strike rate that would result in a debt service coverage ratio of 1.20x based on the Continental U.S. properties.

The Loan Facility is structured as an interest only loan throughout the initial three-year term and any exercised extension options. However, amounts outstanding under the Loan Facility will begin to amortize through the application of excess property cash flows following the one-year anniversary of the closing date in the event the Borrowers fail to meet certain Continental U.S. debt yield thresholds from operating income and property sales.

Subject to certain conditions described in the Loan Agreement, the Borrowers may prepay the outstanding loan amount in whole or in part by providing (i) advance notice of prepayment to the Lenders and (ii) remitting the prepayment premium described in the Loan Agreement. No prepayment premium is required with respect to any prepayments made after March 9, 2019. Additionally, no prepayment premium will apply to prepayments made in connection with permitted property sales. Each Continental U.S. property will be assigned a required release price representing minimum disposition proceeds for that asset; properties in Puerto Rico will not have minimum release prices. The amount of proceeds from sales of Continental U.S. properties required to be applied towards prepayment of the Notes will depend upon the Continental U.S. debt yield at the time of the sale; all proceeds from sales of Puerto Rico properties are required to be used to prepay the Notes. Under certain circumstances, prepayments of the Notes may be applied by the servicer to senior and junior tranches of Notes on a non-ratable basis.

In the event of a default, the contract rate of interest on the Notes will increase to the lesser of (i) the maximum rate allowed by law, or (ii) the greater of (A) 4% above the interest rate otherwise applicable and (B) the Prime Rate (as defined in the Loan Agreement) plus 1.0%. The Notes contain other terms and provisions that are customary for instruments of this nature.

In addition, RVI executed a certain Environmental Indemnity Agreement and a certain Guaranty Agreement in favor of the Lenders under which RVI agreed to indemnify the Lenders for certain environmental risks and guaranty the Borrowers’ obligations under the exceptions to the non-recourse provisions in the Loan Agreement. The Loan Agreement includes representations, warranties, affirmative and restrictive covenants and other provisions customary for agreements of this nature. The Loan Agreement also includes customary events of default, including, among others, principal and interest payment defaults, and breaches of affirmative or negative covenants. Upon the occurrence of an event of default, the Lenders may avail themselves of various customary remedies under the Loan Agreement and other agreements executed in connection therewith or applicable law, including accelerating the Loan Facility and realizing on the real property collateral or pledged collateral.

Certain of the Lenders, or their affiliates, are lenders under DDR’s $950 million revolving credit facility and JP Morgan Chase Bank, National Association serves as Administrative Agent under such facility. Furthermore, certain of the Lenders and/or their affiliates have in the past provided, are currently providing and in the future may provide investment banking, commercial banking and other financial services to DDR in the ordinary course of their business, for which they have received or will receive customary compensation. In the ordinary course of their business, such financial institutions and/or their affiliates may participate in loans and actively trade the debt and equity securities of DDR for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The terms of the direct financial obligations are summarized in Item 1.01 of this Form 8-K and are incorporated herein by reference thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DDR CORP.

By:	/s/ Matthew L. Ostrower
Matthew L. Ostrower Executive Vice President, Chief Financial Officer and Treasurer

Date: February 20, 2018